EXHIBIT 10.5
EXECUTIVE AGREEMENT
This Executive Agreement (“Agreement”) between Oil States International, Inc., a Delaware corporation (the “Company”), and Matthew E. Autenrieth (the “Executive”) is made and entered into effective as of the 1st day of May, 2026 (the “Effective Date”).
WHEREAS, Executive is a key executive of the Company or a subsidiary; and
WHEREAS, the Company believes it to be in the best interests of its stockholders to attract, retain and motivate key executives and ensure continuity of management; and
WHEREAS, it is in the best interest of the Company and its stockholders if the key executives can approach material business development decisions objectively and without concern for their personal situation; and
WHEREAS, the Company recognizes that the possibility of a Change of Control (as defined below) of the Company may result in the departure of key executives to the detriment of the Company and its stockholders; and
WHEREAS, the Board of Directors of the Company has authorized this Agreement and certain similar agreements in order to retain and motivate key management and to ensure continuity of key management;
THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.    Term of Agreement
A.    This Agreement shall commence on the Effective Date and, subject to the provisions for earlier termination in this Agreement, shall continue in effect through the third anniversary of the Effective Date; provided, however, commencing on the Effective Date and on each day thereafter, the term of this Agreement shall automatically be extended for one additional day unless the Board of Directors of the Company shall give written notice to Executive that the term shall cease to be so extended in which event the Agreement shall terminate on the third anniversary of the date such notice is given.
B.    Notwithstanding anything in this Agreement to the contrary, this Agreement, if in effect on the date of a Change of Control, shall automatically be extended for the 24-month period following the Change of Control.
C.    Termination of this Agreement shall not alter or impair any rights of Executive arising hereunder on or before such termination.
2.    Certain Definitions
A.    “Cause” shall mean:
(i)    Executive’s conviction of (or plea of nolo contendere to) a felony, dishonesty or a breach of trust as regards the Company or any subsidiary;
(ii)    Executive’s commission of any act of theft, fraud, embezzlement or misappropriation against the Company or any subsidiary that is materially injurious to the Company or such subsidiary regardless of whether a criminal conviction is obtained;

(iii)    Executive’s willful and continued failure to devote substantially all of his business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) which failure is not remedied within a reasonable time after written demand is delivered by the Company, which demand specifically identifies the manner in which the Company believes that Executive has failed to devote substantially all of his business time to the Company’s business affairs; or
(iv)    Executive’s unauthorized disclosure of confidential information of the Company or any subsidiary that is materially injurious to the Company or such subsidiary.
For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.
B.    “Change of Control” shall have the same meaning as ascribed to such term within the Company’s current long-term incentive plan.
C.    “Date of Termination” shall mean the date the Notice of Termination is given unless such Notice of Termination is by Executive in which event the Date of Termination shall not be less than 30 days following the date the Notice of Termination is given. Further, a Notice of Termination given by Executive due to a Good Reason event that is corrected by the Company before the Date of Termination shall be void.
D.    “Good Reason” shall mean:
(i)    a material reduction in Executive’s authority, duties or responsibilities from those in effect immediately prior to the Change of Control or the assignment to Executive duties or responsibilities inconsistent in any material respect from those of Executive in effect immediately prior to the Change of Control;
(ii)    a material reduction of Executive’s compensation and benefits, including, without limitation, annual base salary, annual bonus, and equity incentive opportunities, from those in effect immediately prior to the Change of Control;
(iii)    the Company fails to obtain a written agreement from any successor or assigns of the Company to assume and perform this Agreement as provided in Section 9 hereof; or
(iv)    the Company requires Executive, without Executive’s consent, to be based at any office located more than 50 miles from the Company’s offices to which Executive was based immediately prior to the Change of Control, except for travel reasonably required in the performance of Executive’s duties.
Notwithstanding the above however, Good Reason shall not exist with respect to a matter unless Executive gives the Company written notice of such matter within 30 days of the date Executive knows or should reasonably have known of its occurrence. If Executive fails to give such notice timely, Executive shall be deemed to have waived all rights Executive may have under this Agreement with respect to such matter. Following receipt of Executive’s written notice, the Company will have a 30 day period in which to correct the event in question, if applicable, and in no event shall Executive’s termination of employment due to a Good Reason event occur later than six months following the initial existence of the event giving rise to Executive’s Good Reason claim.

For purposes of this Agreement, “Good Reason” shall be construed to refer to Executive’s positions, duties, and responsibilities in the position or positions in which Executive serves immediately before the Change of Control, but shall not include titles or positions with subsidiaries and affiliates of the Company that are held primarily for administrative convenience.
E.    “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For the purpose, termination of Executive’s employment shall be interpreted consistent with the meaning of the term “Separation from Service” in Section 409A (a) (2) (A) (i) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulation authority.
F.    “Protected Period” shall mean the 24-month period beginning on the effective date of a Change of Control.
G.    “Target AICP” shall mean the targeted value of Executive’s annual incentive compensation plan bonus for the year in which the Date of Termination occurs or the fiscal year immediately preceding the Change of Control, whichever is a greater amount.
H.    “Termination Base Salary” shall mean Executive’s base salary at the rate in effect at the time the Notice of Termination is given or, if a greater amount, Executive’s base salary at the rate in effect immediately prior to the Change of Control.
3.    No Employment Agreement.
This Agreement shall be considered solely as a “severance agreement” obligating the Company to pay Executive certain amounts of compensation and to provide certain benefits in the event and only in the event of Executive’s termination of employment for the specified reasons and at the times specified herein. The parties agree that this Agreement shall not be considered an employment agreement and that Executive is an “at will” employee of the Company.
4.    Regular Severance Benefits.
Subject to Section 13, if the Company terminates Executive’s employment (i) other than for Cause and (ii) not during the Protected Period, Executive shall receive the following compensation and benefits from the Company:
A.    Within 15 days of the expiration of the sixty-day period following the termination of Executive’s employment with the Company (during which time Executive complies with the requirements of Section 13 hereof by executing a general release), the Company shall pay to Executive in a lump sum, in cash, an amount equal to one times the sum of Executive’s (i) Termination Base Salary and (ii) Target AICP.
B.    Notwithstanding anything in any Company stock plan or grant agreement to the contrary, all restricted shares and restricted stock units of Executive shall become 100% vested and all restrictions thereon shall lapse as of the lapse of such sixty-day period, and the Company shall promptly deliver such shares to Executive. With respect to any such award that was subject to performance-based vesting conditions, such performance will be deemed to be met in accordance with the terms set forth in the applicable award agreement.
C.    Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and subject to Executive’s release requirements set forth in this Agreement, the Company shall provide Executive and Executive’s eligible dependents with continued medical and dental health coverage under the Company’s group health plans for which Executive was eligible immediately prior to the termination of Executive’s employment. During the period commencing on the date of Executive’s termination of employment and ending on the earliest to occur of (i) the date that is 24 months following such termination date, (ii) the date Executive becomes eligible for coverage under a group health plan of a subsequent employer, or (iii) the date Executive ceases to be eligible for COBRA continuation coverage (the “Continuation Period”), the Company shall: (a) for so long as COBRA continuation coverage is available, pay or reimburse Executive for the portion of the COBRA premiums for such coverage that exceeds the amount Executive would have been required to pay for comparable coverage as an active employee immediately prior to termination; and (b) following the expiration of COBRA continuation coverage, if the Continuation Period has not yet ended, provide Executive with a taxable cash payment, paid in accordance with the Company’s normal payroll practices, in an amount equal to the employer portion of the cost of comparable medical and dental coverage that the Company provided to Executive immediately prior to termination, less the amount Executive would have been required to contribute as an active employee. The Company’s obligations under this Section 4(C) shall terminate immediately upon Executive’s eligibility for coverage under the health plan of a subsequent employer, and Executive shall promptly notify the Company upon becoming eligible for such coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company.
5.    Change of Control Severance Benefits.
Subject to Section 13, if either (a) Executive terminates his employment during the Protected Period for a Good Reason event or (b) the Company terminates Executive’s employment during the Protected Period other than for Cause, Executive shall receive the following compensation and benefits from the Company:
A.    Within 15 days of the expiration of the sixty-day period following the termination of Executive’s employment with the Company (during which time Executive complies with the requirements of Section 13 hereof by executing a general release), the Company shall pay to Executive in a lump sum, in cash, an amount equal to two times the sum of Executive’s (i) Termination Base Salary and (ii) Target AICP.
B.    Notwithstanding anything in any Company stock plan or grant agreement to the contrary, (i) all restricted shares and restricted stock units of Executive shall become 100% vested and all restrictions thereon shall lapse as of the lapse of such sixty-day period, and the Company shall promptly deliver such shares to Executive and (ii) each then outstanding stock option of Executive shall become 100% exercisable and, excluding any incentive stock option granted prior to the Effective Date, shall remain exercisable for the remainder of such option’s term. With respect to any such award that was subject to performance-based vesting conditions, such performance will be deemed to be met in accordance with the terms set forth in the applicable award agreement.
C.    Executive shall be fully vested in Executive’s accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by the Company for Executive’s benefit as of the lapse of such sixty-day period except to that the extent the acceleration of vesting of such benefits would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which event the Company shall pay Executive a lump sum amount, in cash, within 15 days of the lapse of such sixty-day period, equal to the present value of such unvested accrued benefits that cannot become vested under the plan for the reasons provided above.
D.    Subject to Executive’s timely election of continuation coverage under COBRA, and subject to Executive’s release requirements set forth in this Agreement, the Company shall provide Executive and Executive’s eligible dependents with continued medical and dental health coverage under the Company’s group health plans for which Executive was eligible immediately prior to the termination of Executive’s employment. During the period commencing on the date of Executive’s termination of employment and ending on the earliest to occur of (i) the date that is 36 months following such termination date, (ii) the date Executive becomes eligible for coverage under a group health plan of a subsequent employer, or (iii) the Executive’s Continuation Period, the Company shall: (a) for so long as COBRA continuation coverage is available, pay or reimburse Executive for the portion of the COBRA premiums for such coverage that exceeds the amount Executive would have been required to pay for comparable coverage as an active employee immediately prior to termination; and (b) following the expiration of COBRA continuation coverage, if the Continuation Period has not yet ended, provide Executive with a taxable cash payment, paid in accordance with the Company’s normal payroll practices, in an amount equal to the employer portion of the cost of comparable medical and dental coverage that the Company provided to Executive immediately prior to termination, less the amount Executive would have been required to contribute as an active employee. The Company’s obligations under this Section 5(C) shall terminate immediately upon Executive’s eligibility for coverage under the health plan of a subsequent employer, and Executive shall promptly notify the Company upon becoming eligible for such coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company.
E.    For the period beginning on the date of termination of Executive’s employment with the Company and ending on December 31 of the second calendar year following the calendar year which includes the date of termination, or until Executive accepts other employment, including as an independent contractor, with a new employer, Executive shall be entitled to receive outplacement services, payable by the Company, with an aggregate cost not to exceed 15% of Executive’s Termination Base Salary, with an executive outplacement service firm reasonably acceptable to the Company and Executive.
6.    Accelerated Vesting of Awards Upon a Change of Control.
Notwithstanding any provisions of any Company long-term incentive plan or award agreement to the contrary, upon a Change of Control all outstanding unvested awards, if any, granted to Executive under any Company long-term incentive plan shall be fully vested effective as of the date of the Change of Control. With respect to any such award that was subject to performance-based vesting conditions, such performance will be deemed to be met in accordance with the terms set forth in the applicable award agreement.
7.    Mitigation.
Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, (except as provided in Section 4C and Section 5D) shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or otherwise (except that any severance payments or benefits that Executive is entitled to receive pursuant to a Company severance plan or program for employees in general shall reduce the amount of payments and benefits otherwise payable or to be provided under this Agreement).

8.    Successor Agreement.
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Failure of the successor to so assume shall constitute a breach of this Agreement and entitle Executive to the benefits hereunder as if triggered by a termination by the Company other than for Cause.
9.    Indemnity.
In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgements, fines, settlements, loss, cost or expense (including attorneys fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.
10.    Code Section 409A Restrictions.
A.    This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, payments provided hereunder may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the Code.
B.     Notwithstanding anything in this Agreement to the contrary, if payment of any amounts or benefits under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payments is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payments that Executive would otherwise be entitled to during the first six months following the date of the Executive’s termination of employment with the Company shall be accumulated and paid on the first business day that is six months after the date of the Executive’s termination of employment with the Company, or such earlier date upon which such payments can be paid under Section 409A of the Code without being subject to such additional taxes and interest. If this Section becomes applicable such that any payments are delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date they would otherwise have been made absent such delay to the actual date of payment, at the prime or base rate of interest announced by Wells Fargo Bank (or any successor thereto) at its principal office in

Houston, Texas on the date of such termination, which shall be paid in a lump sum on the actual date of payment of the delayed payments.
C.    Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.
D.    To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.
11.    Notice.
For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and delivered by United States certified or registered mail (return receipt requested, postage prepaid) or by courier guaranteeing overnight delivery or by hand delivery (with signed receipt required), addressed to the respective addresses set forth below, and such notice or communication shall be deemed to have been duly given two days after deposit in the mail, one day after deposit with such overnight carrier or upon delivery with hand delivery. The addresses set forth below may be changed by a writing in accordance herewith.
Company:                    Executive:
Oil States International, Inc
333 Clay Street, Suite 4620
Houston, TX 77002
Attn: Chair of the Board
12.    Arbitration.
The parties agree to resolve any claim or controversy arising out of or relating to this Agreement, including but not limited to the termination of employment of Executive, by binding arbitration under the Federal Arbitration Act before one arbitrator in Houston, Texas, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitrator shall be borne solely by the non-prevailing party or, in the event there is no clear prevailing party, as the arbitrator deems appropriate. Except as provided above, each party shall pay its own costs and expenses (including, without limitation, attorneys’ fees) relating to any mediation/arbitration proceeding conducted under this Section 12.
13.    Waiver and Release.
As a condition to the receipt of any payment or benefit under this Agreement, Executive must first execute and deliver to the Company a binding general release, as prepared by the Company, that releases the Company, its officers, directors, employees, agents, subsidiaries and affiliates from any and all claims and from any and all causes of action of any kind or character that Executive may have arising out of Executive’s employment with the Company or the termination of such employment, but excluding (i) any claims and causes of action that Executive may have arising under or based upon this Agreement, and (ii) any vested rights Executive may have under any employee benefit plan or deferred compensation plan or program of the Company. The general release described above must be effective and irrevocable within 55 days after the date of Executive’s termination of employment with the Company.
14.    Employment with Affiliates.
Employment with the Company for purposes of this Agreement includes employment with any entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all outstanding equity interests, and employment with any entity which has a direct or indirect interest of 50% or more of the total combined voting power of all outstanding equity interests of the Company.
15.    Governing Law.
(a)    THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN HARRIS COUNTY, TEXAS, FOR THE PURPOSES OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.
16.    Entire Agreement.
This Agreement is an integration of the parties’ agreement and no agreement or representatives, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement hereby expressly terminates, rescinds and replaces in full any prior agreement (written or oral) between the parties relating to the subject matter hereof.
17.    Withholding of Taxes.
The Company shall withhold from all payments and benefits provided under this Agreement all taxes required to be withheld by applicable law.
18.    Beneficiary.
In the event Executive dies before receiving the lump sum severance payment to which Executive was entitled hereunder, Executive’s spouse or, if there is no spouse, the beneficiary designated by Executive under the Company-sponsored group term life insurance plan, shall receive such payment.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective for all purposes as of the Effective Date.

OIL STATES INTERNATIONAL, INC.

By:

Name:

Title:

EXECUTIVE

Matthew E. Autenrieth